Exhibit 10.48

SEPARATION AGREEMENT

AND

GENERAL RELEASE OF CLAIMS

THIS SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS (hereinafter “Agreement”) is entered into by and between R. Martin Emanuele (hereinafter “Employee”) and Mast Therapeutics, Inc. (hereinafter “Mast”).  Employee and Mast hereinafter are collectively referred to as “the Parties.”

RECITALS

A.Mast is a corporation and is doing business in the State of California.

B.Employee has been employed by Mast as a Senior Vice President, Development.

C.On or about October 28, 2016, Employee’s employment with Mast terminated as part of a reduction in force.

D.In accordance with the terms of the Executive Severance Agreement, dated March 23, 2016, between Employee and Mast (the “Executive Severance Agreement”), Employee desires to settle and compromise any and all possible claims and disputes he has against Mast arising out of their relationship to date, and to provide for a general release of any and all such claims.

E.Mast has offered Employee part-time, temporary employment, to commence subsequent to the termination of Employee’s employment, and which will become effective no earlier than Employee’s execution of this Agreement, all in accordance with the Temporary Employment Agreement attached as Exhibit 2 to this Agreement.

AGREEMENT

1.Termination of Employment. Employee agrees that his employment with Mast terminated as of October 28, 2016 and he has complied with the provisions of Section 1.3 of the Executive Severance Agreement.

2.Separation Pay/Consideration.  In consideration of the covenants and releases given herein, eight (8) days after Employee’s execution of this Agreement, Employee will become eligible to receive the following consideration:

a.Separation Pay.  Mast will tender a check to Employee in an amount of Two Hundred Fifty Six Thousand One Hundred Two Dollars and Fifty Three Cents ($256,102.53), less applicable federal and California payroll tax deductions, which is the equivalent of (i) nine (9) months of Employee’s base salary and (ii) the amount equal to the premiums necessary to continue Employee’s health insurance coverage in effect for Employee and Employee’s covered dependents under the Consolidated Omnibus Reconciliation Act of 1985, for a period of nine (9) months;

b.Acceleration and Extension of Exercise Period of Stock Options.  Each stock option granted to Employee before and outstanding immediately prior to Employee’s termination of employment on October 28, 2016 will become vested with respect to 18.75% of the total number of shares that were subject to the stock option on its date of grant, which accelerated vesting shall be in addition to the shares that had vested and become exercisable in accordance with the stock option’s normal vesting schedule as of such date (provided that no stock option shall become vested and exercisable for more than the total number of shares that were subject to the stock option on its date of grant), and the exercise period for each such stock option shall be extended such that Employee may exercise the stock option, to the extent vested (after giving affect to the foregoing acceleration) and in accordance with the terms of the written agreement evidencing the stock option, any time after this Agreement becomes effective and prior to the close of business on July 31, 2017, as shown in Exhibit 3 attached to this Agreement; and

c.Unemployment Insurance Claim.  Mast will not oppose Employee’s claim for unemployment insurance benefits, and, if asked, will inform the California Employment Development Department (the “EDD”) that Employee was laid off by Mast as part of a reduction in force. If Employee accepts Mast’s offer of part-time, temporary employment, if asked, Mast will inform the EDD of his part-time employment.  Employee may still be eligible for unemployment insurance benefits; however, if eligible, Employee’s wages from Mast may reduce Employee’s weekly benefit amount.

3.Release.

a.Release.  Employee does hereby unconditionally, irrevocably and absolutely release and discharge Mast, its directors, officers, employees, agents, attorneys, stockholders, insurers, divisions, affiliates, successors and assigns, and any related holding, parent, sister or subsidiary corporations from any and all loss, liability, claims, demands, causes of action or suits of any type, whether in law and/or in equity, related directly or indirectly, or in any way connected with any transactions, affairs or occurrences between them to date, including, but not limited to, Employee’s employment with Mast and the termination of said employment.  This Agreement specifically applies, without limitation, to any and all wage claims, claims for unpaid expenses, contract claims, tort claims, claims for wrongful termination, and claims arising under Title VII of the Civil Rights Act of 1991, the Americans with Disabilities Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, the California Fair Employment and Housing Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, the California Business and Professions Code, and any and all federal or state statutes or laws governing wages and/or discrimination in employment.  In addition, this Agreement specifically applies to any claims for age discrimination harassment or retaliation in employment, including any claims arising under the Age Discrimination in Employment Act or any other statutes or laws which govern age discrimination in employment.  Nothing in this Agreement shall be construed to mean that Employee is releasing or waiving claims to enforce this Agreement, workers’ compensation claims, claims for unemployment insurance benefits, claims for any vested retirement or claims that, by law, cannot be waived.

b.Section 1542 Waiver.  Employee does expressly waive all of the benefits and rights granted to him pursuant to California Civil Code section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

Employee does certify that he has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that he fully understands all of the same.  Employee hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now disclosed.

c.No Further Action.  Except as set forth in Section 5, Employee irrevocably and absolutely agrees that he will not prosecute nor allow to be prosecuted on his behalf, in any administrative agency, whether federal or state, or in any court, whether federal or state, any claim or demand of any type related to the matters released above, it being the intention of the Parties that with the execution by Employee of this release, Mast, its directors, officers, employees, agents, attorneys, stockholders, insurers, divisions, successors and assigns, and any related holding, parent or subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

4.Additional Provisions Regarding Release of Age Claims/OWBPA Provisions.

a.ADEA Claims.  This section of the Agreement exclusively addresses issues relating to Employee’s release of claims arising under federal law involving discrimination on the basis of age in employment (age forty and above).  This section is provided separately, in compliance with federal law, including but not limited to the Older Workers’ Benefit Protection Act of 1990 (“OWBPA”), to ensure that Employee clearly understands his rights so that any release of age discrimination claims under federal law (the ADEA) is knowing and voluntary on the part of Employee.

b.Review Period/OWBPA Provisions.  In accordance with the provisions of the OWBPA, Employee is aware of the following:  Employee represents, acknowledges and agrees that Mast has advised him, in writing, (i) to discuss this Agreement with an attorney, and to that extent, if any, that Employee has desired, Employee has done so; (ii) that Mast has given Employee forty-five (45) days from receipt of this Agreement to review and consider this Agreement before signing it, and Employee understands that he may use as much of this forty-five (45) day period as he wishes prior to signing; (iii) that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him to sign this Agreement; (iv) that he has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; (v) that he is executing this release voluntarily and free of any duress or coercion; (vi) that this Agreement includes rights and claims under the federal Age Discrimination in Employment Act, as amended, and the federal OWBPA, as amended; and (vii) that this Agreement does not waive rights or claims that may arise after the date Employee signs this Agreement.

c.Review of Exhibit.  Employee represents, acknowledges and agrees that he has reviewed Exhibit 1, attached to this Agreement, which sets forth the job titles and ages of employees in the applicable decisional unit whose current position have been impacted by the reduction in force and the relevant job titles and ages of employees who were not impacted by the reduction in force.

d.Effective Date of Agreement.  The Parties acknowledge that for a period of seven (7) days following the execution of this Agreement, Employee may revoke the Agreement, and the Agreement shall not become effective or enforceable until the revocation period has expired.  This Agreement shall become effective eight (8) days after it has been signed by Employee and Mast, and in the event the parties do not sign on the same date, then this Agreement shall become effective eight (8) days after the date it is signed by Employee.

5.Protected Rights.  Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local government agency or commission (“Government Agencies”), including an Age Discrimination in Employment Act charge or complaint, although Employee may have no right to relief by reason of the claims Employee has released herein.  Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Mast.  Nothing in this Agreement shall restrict or limit any right Employee may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

6.Acknowledgements/Affirmations.  Employee acknowledges and affirms that he has been paid and/or has received all wages, bonuses, incentive compensation, accrued vacation and benefits to which employee may be entitled.  Employee also acknowledges and affirms that he has been provided information regarding his ability to continue to receive health insurance benefits as COBRA benefits after the termination of his employment.

7.Confidentiality/Non-Disparagement.  Employee agrees that all matters relative to this Agreement shall remain confidential.  Accordingly, Employee hereby agrees that, with the exception of his spouse, counsel and tax advisors, he shall not discuss, disclose or reveal to any other persons, entities or organizations, whether within or outside of Mast, the terms and conditions of this Agreement.  Employee agrees not to make any derogatory or adverse statements, written or verbal, regarding Mast or any of its present or former directors, officers or employees, to anyone.

8.Reference Requests.  Any reference requests concerning Employee will be referred to the Human Resources Department.  The only information that will be provided in response to such a request will be Employee’s dates of employment, his title, confirmation of his rate of pay, a statement that Employee was terminated as a result of a reduction in force and would not have been terminated but for that company action, and a statement that it is Mast’s policy to only provide that information.

9.Entire Agreement.  The Parties further declare and represent that no promise, inducement or agreement not herein expressed has been made to them and that this Agreement together with the Executive

Severance Agreement contain the full and entire agreement between and among the Parties, and that the terms of this Agreement are contractual and not a mere recital.

10.Applicable Law.  The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California.

11.Dispute Resolution.  Except as set forth in Section 5, any dispute arising out of or related to this Agreement shall be resolved through binding arbitration through JAMS in San Diego, California, under the then current applicable rules of JAMS.  Each party shall be responsible for its or his or her own costs and attorneys’ fees in connection with the arbitration, as well as half of the costs of the arbitration.

12.Knowing and Voluntary Agreement.  Employee acknowledges that he has carefully read and fully understands all the provisions and effects of this Agreement.  Employee further acknowledges that he has been given the opportunity to consult with his own independent legal counsel with respect to the matters referenced in this Agreement.  Employee acknowledges that he has fully discussed this Agreement with his attorney or has voluntarily chosen to sign this Agreement without consulting an attorney, fully understanding the consequences of this Agreement.  Employee further acknowledges that he is entering into this Agreement without coercion or duress from Mast and that neither Mast nor any of its agents or attorneys has made any representations or promises concerning the terms or effects of this Agreement other than those set forth in this Agreement.

13.Complete Defense.  This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

14.Counterparts.  This Agreement may be executed in counterparts and, if so executed, each such counterpart shall have the force and effect of an original.  A facsimile signature shall have the same force and effect as an original signature.

15.Severability.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

16.No Admission of Liability.  It is understood that this Agreement is not an admission of any liability by any person, firm, association or corporation but is in compromise of a disputed claim.

17.Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Dated: October 31, 2016	/s/ R. Martin Emanuele
R. Martin Emanuele

Mast Therapeutics, Inc.

Dated: October 31, 2016	By:	/s/ Brian Culley
	Name:	Brian Culley
	Title:	CEO